Exhibit 23.4

The Board of Directors

Digital Generation Systems, Inc.

750 West John Carpenter Freeway

Suite 700

Irving, Texas  75039

CONSENT OF SOUTHWEST SECURITIES, INC.

We hereby consent to the use of our opinion letter dated December 15, 2005, to the Board of Directors of Digital Generation Systems, Inc. (“Parent”) as Appendix B to the joint proxy statement/prospectus included in the Registration Statement on Form S-4 relating to the proposed merger (the “Merger”) of DG Acquisition Corp. IV, a wholly owned subsidiary of the Parent, with FastChannel Networks, Inc. and to the references thereto in the joint proxy statement/prospectus under the headings “Summary—Fairness Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Board of Directorsof DG Systems; DG Systems’ Reasons for the Merger” and “The Merger—Fairness Opinion of Financial Advisor to DG Systems.”

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of “experts” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SOUTHWEST SECURITIES, INC.

By:	/s/ Michael D. Craig
Michael D. Craig
Managing Director

Dallas, Texas

January 17, 2006